UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 5, 2013

INVESTORS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-51557	22-3493930
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer
Identification No.)

101 JFK Parkway, Short Hills, New Jersey	07078
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (973) 924-5100

Not Applicable
_________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Other Events

On April 5, 2013, Investors Bancorp, Inc. (“Investors Bancorp”), Investors Bancorp, MHC (“Investors MHC”) and Investors Bank (collectively, the “Investor Parties”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GCF Bank, Gateway Community Financial Corp. (“Gateway Financial”) and Gateway Community Financial, MHC (“Gateway MHC”) (collectively, the “Gateway Parties”). At December 31, 2012, Gateway Financial had total assets of $309.8 million, total deposits of $278.6 million, net worth of $24.6 million and operated four branches in Gloucester County, New Jersey. Pursuant to the Merger Agreement, Gateway MHC will merge into Investors MHC, with Investors MHC as the surviving entity, followed by the merger of Gateway Financial into Investors Bancorp, with Investors Bancorp as the surviving entity, and Gateway Bank merging into Investors Bank, with Investors Bank as the surviving entity.
Upon the merger of Gateway Financial into Investors Bancorp and pursuant to an appraisal to be conducted by an appraisal firm, Investors Bancorp will issue a number of shares of its common stock to Investors MHC equal to (i) the pro forma market valuation of Gateway, divided by (ii) the average of the closing sales price of a share of Investors Bancorp common stock, as reported on the Nasdaq Stock Market, for the twenty (20) consecutive trading days ending on the second trading day preceding the closing of the mergers.
The Merger Agreement has been approved by the boards of directors of the Investors Parties and the Gateway Parties. Subject to any required approval of Gateway MHC members, requisite regulatory approvals, and other customary closing conditions, the Merger is expected to be completed in the third quarter of 2013.
The Merger Agreement also includes certain termination provisions for both Investors Bancorp and Gateway Financial. Among the termination rights, both Gateway Financial and Investors Bancorp have the right to terminate the Merger Agreement if (i) if the closing date of the merger has not occurred on or before November 30, 2013 or (ii) if any required approval of the Gateway MHC members at the members meeting has not been obtained.
The Merger Agreement includes customary representations, warranties and covenants of Gateway Financial and Investors Bancorp made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Investors Bancorp and Gateway Financial and are not intended to provide factual, business, or financial information about Investors Bancorp or Gateway Financial. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or different from what a shareholder might view as material, may have been used for purposes of allocating risk between Investors Bancorp and Gateway Financial rather than establishing matters as facts, may have been qualified by certain disclosures not reflected in the Merger Agreement that were made to the other party in connection with the negotiation of the Merger Agreement and generally were solely for the benefit of the parties to that agreement. Gateway Financial has agreed to operate its business in the ordinary course consistent with past practice until the closing of the Merger and not to engage in certain kinds of transactions during such period (without the prior written consent of Investors Bancorp).
The foregoing description of the Merger Agreement are included to provide you with information regarding its terms and does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 99.3 to this Current Report on Form 8-K, and is incorporated into this report by reference. A press release announcing these transactions is attached as Exhibit 99.1 to this Current Report on Form 8-K. The Investors Bancorp presentation relating to these transactions is attached as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated April 5, 2013
99.2	Investors Bancorp, Inc. Presentation dated April 8, 2013
99.3
                                                                                                                                            Agreement and Plan of Merger dated as of April 5, 2013 by and among Investors Bank, Investors Bancorp, Inc., Investors Bancorp MHC and GCF Bank, Gateway Community Financial Corp. and Gateway Community Financial, MHC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INVESTORS BANCORP, INC.

DATE: April 8, 2013	By:	/s/ Domenick A. Cama
Domenick A. Cama
Director, Senior Executive Vice President
and Chief Operating Officer